Exhibit 10.1

CONSULTING AGREEMENT RELEASE

THIS RELEASE AGREEMENT (this “Release”) is made as of the 9th day of June, 2021, by and between TCF Financial Corporation (collectively with all its affiliates, “TCF”), and Dennis Klaeser (the “Consultant”) (together, the “Parties”).

WHEREAS, TCF and Consultant have entered into a Consulting Agreement, dated as of August 5, 2020 (the “Consulting Agreement”), pursuant to which Consultant is entitled to receive an Annual Fee and a Success Fee (each as defined in the Consulting Agreement); and

WHEREAS, TCF and Consultant agreed that, in full satisfaction of all obligations under the Consulting Agreement, Consultant will receive a Success Fee equal to $4,250,000;

WHEREAS, the Parties have agreed that Consultant’s receipt of the Success Fee under the Consulting Agreement is conditioned upon the execution of this Release that is mutually acceptable to the Parties; and

WHEREAS, the Parties have agreed that in conjunction with the execution of this Release and payment of the Success Fee, the Consulting Agreement will terminate and be of no further force or effect (other than any sections of the Consulting Agreement which survive the termination of such agreement by their terms, including Section 8 thereof) as of the closing date of the merger contemplated by the Agreement and Plan of Merger, dated as of December 13, 2020, by and between Huntington Bancshares Incorporated (“Huntington”) and TCF, and Consultant will have no right to payment thereunder beyond the Success Fee described above.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows:

1.          Additional Compensation.  Subject to the terms and conditions hereof and in full satisfaction of all of TCF’s obligations under the Consulting Agreement, TCF shall pay Consultant the Success Fee described above as reasonably practicable following the closing of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 13, 2020, by and between Huntington Bancshares Incorporated and TCF and the effectiveness of this Release.  Consultant agrees and acknowledges that he will be solely responsible for the payment of all federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Success Fee and any other compensation or benefits previously paid or provided to Consultant under the Consulting Agreement.

2.            Release.

(a)
In exchange for the good and valuable consideration set forth herein, Consultant agrees for himself, Consultant’s heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, employment or other discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims of unlawful employment practices or any other unlawful criterion or circumstance which Consultant and Releasors had, now have, or may have in the future against each or any of TCF, Huntington, their parents, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “TCF Entities”), any predecessors, successors, joint ventures, and parents of any TCF Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representative and fiduciaries, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them (all collectively, the “Released Parties”) arising out of or relating to Consultant’s relationship with TCF, its predecessors, successors or affiliates and the termination thereof.  Notwithstanding the foregoing, Consultant does not waive rights of indemnification (and advancement of expenses) under TCF’s Articles of Incorporation or Bylaws, as applicable, or any indemnification agreement entered into between Consultant, TCF, or any other agreement or rights to directors and officers insurance coverage. This Release does not affect Consultant’s right to cooperate in an investigation by the Equal Employment Opportunity Commission or to seek or obtain a whistleblower award from the SEC under Section 21F of the Securities Exchange Act).  Consultant understands that Consultant does not waive rights or claims that may arise after the date of this Release.

(b)          Consultant acknowledges that Consultant has read this Release carefully and understands all of its terms.

(c)          Consultant understands and agrees that Consultant has been advised to consult with an attorney prior to executing this Release.

(d)          In agreeing to sign this Release, Consultant is doing so voluntarily and agrees that Consultant has not relied on any oral statements or explanations made by TCF or its representatives.

(e)          This Release shall not be construed as an admission of wrongdoing by either Consultant or TCF.

3.          Notices. Every notice relating to this Release shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested.  All notices to TCF shall be delivered to TCF’s Chief Executive Officer (with a copy to the Chief Human Resources Officer) at TCF Financial Corporation, 333 W. Fort Street, Suite 1800, Detroit, Michigan 48226.  All notices by TCF to Consultant shall be delivered to Consultant personally or addressed to Consultant at Consultant’s last residence address as then contained in TCF’s records, or such other address as Consultant may designate.  Either party by notice to the other may designate a different address to which notices shall be addressed.  Any notice given by TCF to Consultant at Consultant’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

4.          Governing Law.  To the extent not preempted by Federal law, this Release shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflicts of laws.

5.          Counterparts. This Release may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1), and the same Release and shall become effective when the counterparts have been signed by each party and delivered to the other party; it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile or email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or email signature page were an original thereof.

6.          Entire Agreement. This Release contains the entire understanding of the Parties with respect to the subject matter hereof and together supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into this Release.  Other than the Success Fee, there are no further outstanding payments or obligations to the Consultant under the Consulting Agreement, and, notwithstanding anything in the Consulting Agreement, including Section 6 thereof, to the contrary, the Consulting Agreement will terminate and be of no further force or effect on the closing date of the Merger (other than Section 8 of the Consulting Agreement, which will survive the termination of such agreement).  If the closing of the Merger does not occur, this Release will be null and void ab initio and of no further force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the day and year first written above.

/s/ Dennis Klaeser
Dennis Klaeser, Consultant

TCF FINANCIAL CORPORATION

By:	/s/ David T. Provost
Name:	David T. Provost
Title:	Chief Executive Officer